Exhibit 10.69

The Yucaipa Companies
9130 West Sunset Blvd.
Los Angeles, CA  90069
May 14, 2007

Source Interlink Companies, Inc.
27500 Riverview Center Blvd.,
Bonita Springs, Florida  34134

Dear Sirs:

We are pleased to support Source Interlink Companies, Inc. (the “Company”) in its efforts to acquire the PRIMEDIA Enthusiast Business.  The Company entered into (i) a Purchase Agreement with Consumer Source, Inc. dated May 13, 2007 (the “Purchase Agreement”), (ii) a financing commitment from Citigroup Markets, Inc. for an aggregate of $1.645 billion of financing in connection with the transaction, and (iii) a stand-by equity commitment letter dated May 13, 2007 (the “Letter Agreement”) providing for up to $100 million of funding (the “Equity Commitment”) by The Yucaipa Companies, LLC or one or more of its affiliates (“Yucaipa”).

This letter of intent is in furtherance of our goal to work together with the Company and the independent directors with respect to the terms of securities to support the Equity Commitment.  This letter of intent is not intended to modify, amend or affect in any manner the agreements, obligations and rights of the parties under the Equity Commitment.  Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Purchase Agreement.

Equity Commitment

As outlined specifically in the Letter Agreement, the Equity Commitment may be triggered upon the occurrence of three conditions precedent that are identified in Section 1 of the Letter Agreement.  Those conditions precedent obligate the Company to sell and for Yucaipa to purchase securities issued by the Company having terms established by the independent directors of the Company.

Yucaipa is willing to fund this Equity Commitment on the terms outlined in Attachment A hereto.  As indicated in Attachment A, we expect the investment in the Company will involve the purchase of a combination of newly issued common stock and subordinated debt or preferred equity.  Proceeds from this investment will only be used by the Company in connection with completing a closing under the Purchase Agreement.

Notwithstanding the foregoing or anything else in this letter or its attachments, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing or (if necessary) the Alternative Financing as required by

Section 5.04(d) of the Purchase Agreement and also in an amount that, and on terms and conditions that, do not require Yucaipa to fund or pay any portion of the Equity Commitment.

Conditions

We would expect that, prior to the required funding under the Equity Commitment, the Company will (i) obtain the approval of the independent directors of the Company regarding the terms of the issuance of any securities to us and (ii) negotiate definitive agreements with customary terms for an investment of this type.

We understand that the independent directors will negotiate with us in good faith consistent with the satisfaction of the committee members’ fiduciary duties, which may require the independent directors to obtain third party opinions or evaluations.

Alternative Arrangements

Nothing set forth in this letter is intended to limit the Company in seeking other sources of stand-by equity support, including in connection with Alternative Financing.  The Company may, or at the request of Yucaipa at any time the Company shall, use its commercially reasonable efforts to seek and obtain equity stand-by support from a third party in an amount of up to $100 million for use in connection with the closing of the Purchase Agreement.

Indemnity

In connection with the negotiation of the Purchase Agreement and the Letter Agreement, Seller has requested that it be made a third party beneficiary of the Letter Agreement.  In connection therewith, you agree to indemnify and hold harmless us and our affiliates, members, directors, officers, employees and representatives from any damages, losses or other liabilities resulting from your failure to issue the securities to us in accordance with the terms of the Letter Agreement.

Confidentiality

The Company and Yucaipa agree to keep this letter of intent confidential and not to make any public disclosure of the existence or terms of this letter, unless such disclosure is required by applicable law.

Miscellaneous

The obligations of the Company herein shall not be assigned (by operation of law or otherwise) without the prior written consent of Yucaipa.  This agreement may not be amended without the prior written consent of Yucaipa and the Company.  No person or entity shall be a third-party beneficiary or have any rights under this agreement other than the signatories hereto.

This agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.

THE YUCAIPA COMPANIES, LLC
/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Its: Vice President

Acknowledged:

SOURCE INTERLINK COMPANIES, INC.

By:	/s/ Douglas J. Bates
Name:	Douglas J. Bates
Title:	General Counsel

Attachment A
Summary of Terms

1. Issuer	Source Interlink Companies, Inc. (the “Company”).
2. Investor	The Yucaipa Companies, LLC or one or more of its affiliates (“Yucaipa”).
3. Amount

The amount needed to consummate the Financing or Alternative Financing, but in no event, greater than $100 million (the “Financing Shortfall”), in accordance with the terms of the Letter Agreement entered into on May 13, 2007. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Purchase Agreement.

4. Securities

(i) first, the number of shares of common stock of the Company (the “Company Common Stock”) equal to the Financing Shortfall divided by the average of the 30-day trailing trading price prior to the funding date (the “Issued Stock”); provided, however, that the number of shares issued to Yucaipa at the time the Financing or Alternative Financing closes shall be limited to the maximum number that would not require a vote of the stockholders of the Company under law or the rules of the Nasdaq Stock market; and (ii) second, if the Company Common Stock can not be issued in respect of the total Financing Shortfall because of the maximum contained in clause (i), then Yucaipa may elect to receive, either or a combination of (a) an eight-year junior subordinated note with an interest rate of 7%, payable-in-kind (the “Company Notes”), if consented to by the Company’s lenders, or (b) a preferred security with a dividend rate of 7%, payable-in-kind (the “Company Preferred”), for the balance of the Financing Shortfall. The Company Notes and Company Preferred will both be convertible at the option of Yucaipa to Company Common Stock at the price used in clause (i) above, subject to the receipt of any required stockholder approval obtained after the issuance of such Company Notes or Company Preferred. If requested by Yucaipa after the closing of the Financing or the Alternative Financing, the Company shall use its commercially reasonable efforts to obtain any required vote or approval of the stockholders of the Company necessary to permit the conversion of the Company Notes and Company Preferred.

5. Rights Offering

The Company shall have the right to raise equity or undertake a rights offering of Company Common Stock to all of its stockholders (an “Equity Event”) and use the proceeds from the Equity Event first, to repay the outstanding amounts under the Company Notes or Company Preferred, and second, to repurchase the Issued Stock, if consented to by the Company’s lenders. If the Company opts to undertake the Equity Event in order to repay the Company Notes or Company Preferred or to repurchase the Issued Stock, it shall notify Yucaipa of its intention on the date of the funding of the Financing Shortfall, and Yucaipa shall not dispose of, sell or transfer the Issued Stock, Company Notes or Company Preferred during the pendency of the Equity Event. The rights offering would be open to all stockholders, with the intention that the stockholders would have the ability to purchase stock and in connection therewith, the Company would repay the notes and/or repurchase a corresponding amount of stock from Yucaipa.

6. Registration Rights

Yucaipa to be granted unlimited demand registration rights with a minimum dollar size and piggyback registration rights with respect to the Issued Stock and the Company Common Stock, if any, issued to it in a rights offering. If the Company elects to proceed with an Equity Event, then Yucaipa shall not exercise any demand or piggyback registration rights during the pendency of the Equity Event.